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                                   EXHIBIT 4.1

                     EVANS & SUTHERLAND COMPUTER CORPORATION
                             1998 STOCK OPTION PLAN

ARTICLE 1 - PURPOSE

     1.1 GENERAL. The purpose of the Evans & Sutherland Computer Corporation 1998 Stock Option Plan (the "Plan") is to promote the success, and enhance the value, of Evans & Sutherland Computer Corporation (the "Company") by linking the personal interests of its officers, employees, and consultants or independent contractors to those of Company stockholders and by providing its officers, employees, and consultants or independent contractors with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of officers, employees, and consultants or independent contractors upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of stock options from time to time to officers, employees, and consultants or independent contractors.

ARTICLE 2 - EFFECTIVE DATE

     2.1 EFFECTIVE DATE. The Plan is effective as of April 13, 1998 (the "Effective Date").

ARTICLE 3 - DEFINITIONS AND CONSTRUCTION

     3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Change of Control" means any of the following: (i) the Company executes a definitive agreement to merge or consolidate with or into another corporation in which the Company is not the surviving corporation and the Company's common stock is converted into or exchanged for stock or securities of any other corporation, cash, or any other thing of value;
     (ii) the Company executes a definitive agreement to sell or otherwise dispose of substantially all its assets; (iii) the Company undergoes a change of control of the nature required to be reported in response to item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended; (iv) a public announcement that more than thirty percent (30%) of the Company's then outstanding voting stock has been acquired by any person or group; or (v) a change is made in the membership of the Board resulting in a membership of which less than a majority were also members of the Board on the date two years prior to such change, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by the vote of at last two-thirds of the directors then still in office who were directors on the date two years prior to such change.

          (c)  "Code" means the Internal Revenue Code of 1986, as amended.

          (d)  "Committee" means the committee of the Board described in
     Article 4.

          (e) "Disability" shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

          (f) "Fair Market Value" means, as of any given date, the fair market value of stock or other property on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of stock as
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     of any date shall be the closing price for the stock as reported on the
     NASDAQ National Market System (or on any national securities exchange on which the stock is then listed) for that date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported.

          (g) "Incentive Stock Option" means an option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (h) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

          (i) "Non-Qualified Stock Option" means an option that is not intended to be an Incentive Stock Option.

          (j) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase stock at a specified price during specified time periods. An option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (k) "Option Agreement" means any written agreement, contract, or other instrument or document evidencing an option.

          (l) "Participant" means a person, who as an officer, employee, consultant or independent contractor of the Company or a Subsidiary, including an individual who is also a member of the Board, has been granted an option under the Plan.

          (m) "Plan" means the Evans & Sutherland Computer Corporation 1998 Stock Option Plan, as amended from time to time.

          (n) "Retirement" means a Participant's termination of employment with the Company after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company or such other event designated as a Retirement by the Committee in an Option Agreement.

          (o) "Stock" means the common stock of the Company and such other securities of the Company that may be substituted for stock pursuant to
     Article 9.

          (p) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4 - ADMINISTRATION

     4.1 COMMITTEE. The Plan shall be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board appoints a Committee, the Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an "outside director" under Code Section 162(m) and the regulations issued thereunder; provided, however, that the Chief Executive Officer of the Company shall have the authority to grant options to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934. When the Chief Executive Officer is acting to grant options under this Plan, solely for purposes of this Plan, the Chief Executive Officer shall be deemed to be acting as the Board or the Committee, as the case may be. Additionally, reference to the Committee shall also refer to the Board if the Board does not appoint a Committee.

     4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
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     4.3  AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

          (a)  Designate Participants to receive options;

          (b) Determine the type or types of options to be granted to each Participant;

          (c) Determine the number of options to be granted and the number of shares of stock to which an option will relate;

          (d) Determine the terms and conditions of any option granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the option, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

          (e) Determine whether, to what extent, and under what circumstances an option may be settled in, or the exercise price of an option may be paid in, cash, stock, other options, or other property, or an option may be canceled, forfeited, or surrendered;

          (f) Prescribe the form of each Option Agreement, which need not be identical for each Participant;

          (g) Decide all other matters that must be determined in connection with an option;

          (h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

          (i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

     4.4 DECISIONS BINDING. The Committee's interpretation of the Plan, any options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5 - SHARES SUBJECT TO THE PLAN

     5.1 NUMBER OF SHARES. Subject to adjustment as provided in Article 9.1 below, the maximum aggregate number of shares of stock that may be subject to options under the Plan is 400,000. The shares may be authorized but unissued or reacquired shares of stock.

     5.2 LAPSED OPTIONS. To the extent that an option terminates, expires or lapses for any reason, any shares of stock subject to the option will again be available for the grant under the Plan.

     5.3 STOCK DISTRIBUTED. Any stock distributed pursuant to an option may consist, in whole or in part, of authorized and unissued stock, treasury stock or stock purchased on the open market.

     5.4 LIMITATION ON NUMBER OF SHARES SUBJECT TO OPTIONS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Article 9.1, the maximum number of shares of stock with respect to one or more options that may be granted to any one Participant during the Company's fiscal year shall be 250,000.

ARTICLE 6 - ELIGIBILITY AND PARTICIPATION

     6.1 ELIGIBILITY. Persons eligible to participate in this Plan include all officers, employees, and consultants or independent contractors of the Company or a Subsidiary, as determined by the Committee, including officers, employees, and consultants or independent contractors who are also members of the Board. In order to assure the viability of options granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy,
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or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5 of the Plan. For purposes of this Plan, a change in status from (i) an Employee to a consultant or advisor, or
(ii) a consultant or advisor to an Employee will not constitute a termination of employment.

     6.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom options shall be granted and shall determine the nature and amount of each option. No individual shall have any right to be granted an option under this Plan.

ARTICLE 7 - STOCK OPTIONS

     7.1 GENERAL. The Committee is authorized to grant options to Participants on the following terms and conditions:

          (a) EXERCISE PRICE. The exercise price per share of stock under an option shall be determined by the Committee and set forth in the Option Agreement. It is the intention under the Plan that the exercise price for any option shall not be less than the Fair Market Value as of the date of grant; provided, however that the Committee may, in its discretion, grant options (other than options that are intended to be Incentive Stock Options) with an exercise price of less than Fair Market Value on the date of grant.

          (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an option may be exercised. Notwithstanding anything in the Plan to the contrary, a Participant's Option shall become fully vested and exercisable and any restrictions shall lapse once the Participant terminates employment on account of Retirement and such options shall remain exercisable after such termination of employment until the expiration of the option.

          (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, shares of stock (through actual tender or by attestation), or other property (including broker-assisted "cashless exercise" arrangements), and the methods by which shares of stock shall be delivered or deemed to be delivered to Participants.

          (d) EVIDENCE OF GRANT. All options shall be evidenced by a written Option Agreement between the Company and the Participant. The Option Agreement shall include such provisions as may be specified by the Committee.

     7.2 INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

          (a) EXERCISE PRICE. The exercise price per share of stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

          (b) EXERCISE. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

          (c) LAPSE OF OPTION. An Incentive Stock Option shall lapse under the following circumstances:

               (1) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Option Agreement.
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               (2)  Subject to Section 6.1, if the Participant separates from employment for any reason other than Disability or death, the Incentive Stock Option shall lapse three months following the Participant's termination of employment, or such other time as specified in the Participant's Option Agreement. Notwithstanding anything in the Plan to the contrary, a Participant's ISO shall become fully vested and exercisable and any restrictions shall lapse once the Participant terminates employment on account of Retirement and such ISO shall remain exercisable after such termination of employment until the expiration of the ISO; provided, however, that to the extent such option is not exercised within three months after such termination, such option shall thereafter be considered a Non-Qualified Stock Option. To the extent that this provision causes Incentive Stock Options to become first exercisable by a Participant in excess of the limitation in Section 7.2(d), the excess shall be considered Non-Qualified Stock Options.

               (3) If the Participant terminates employment on account of Disability or death before the option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the date on which the option would have lapsed had the Participant not become Disabled or lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his Disability or death or had previously terminated employment) remained unchanged; or (ii) 12 months after the date of the Participant's termination of employment on account of Disability or death. Upon the Participant's Disability or death, any Incentive Stock Options exercisable at the Participant's Disability or death may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so under the Participant's last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or shall die intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

          (d) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an option is made) of all shares of stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

          (e) TEN PERCENT OWNERS. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company only if such option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the option is exercisable for no more than five years from the date of grant.

          (f) EXPIRATION OF INCENTIVE STOCK OPTIONS. No option of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

          (g) RIGHT TO EXERCISE. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8 - PROVISIONS APPLICABLE TO OPTIONS

     8.1 EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted option for a payment in cash, stock, or another option (subject to Section 8.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     8.2 TERM OF OPTION. The term of each option shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

     8.3 FORM OF PAYMENT FOR OPTIONS. Subject to the terms of the Plan and any applicable law or Option Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an option may be made in such forms as the Committee determines at or after the time of grant, including without
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limitation, cash, stock, other options, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

     8.4 LIMITS ON TRANSFER. No right or interest of a Participant in any option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no option shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

     8.5 BENEFICIARIES. Notwithstanding Section 8.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any option upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Option Agreement applicable to the Participant, except to the extent the Plan and Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the option shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     8.6 STOCK CERTIFICATES. All stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the stock is listed, quoted, or traded. The Committee may place legends on any stock certificate to reference restrictions applicable to the stock.

     8.7 TENDER OFFERS. In the event of a public tender for all or any portion of the stock, or in the event that a proposal to merge, consolidate, or otherwise combine with another company is submitted for stockholder approval, the Committee may in its sole discretion declare previously granted options to be immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess options shall be deemed to be Non-Qualified Stock Options.

     8.8 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs, all outstanding options shall become fully exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every option outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise options during a period of time as the Committee, in its sole and absolute discretion, shall determine, except in the event that the surviving or resulting entity agrees to assume the options on terms and conditions that substantially preserve the Participant's rights and benefits of the option then outstanding.

ARTICLE 9 - CHANGES IN CAPITAL STRUCTURE

     9.1 GENERAL. In the event a stock dividend is declared upon the stock, the shares of stock then subject to each option (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the stock shall be changed into or exchanged for a different number or class of shares of stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of stock then subject to each option the number and class of shares of stock into which each outstanding share of stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each option.
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ARTICLE 10 - AMENDMENT, MODIFICATION AND TERMINATION

     10.1 AMENDMENT, MODIFICATION AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

     10.2 OPTIONS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any option previously granted under the Plan, without the written consent of the Participant.

ARTICLE 11 - GENERAL PROVISIONS

     11.1 NO RIGHTS TO OPTIONS. No Participant, employee, or other person shall have any claim to be granted any option under the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

     11.2 NO STOCKHOLDERS RIGHTS. No option gives the Participant any of the rights of a stockholder of the Company unless and until shares of stock are in fact issued to such person in connection with such option.

     11.3 WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

     11.4 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     11.5 UNFUNDED STATUS OF OPTIONS. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an option, nothing contained in the Plan or any Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     11.6 INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     11.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

     11.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

     11.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
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     11.10 FRACTIONAL SHARES. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

     11.11 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

     11.12 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of options in stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "1933 Act"), any of the shares of stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     11.13 GOVERNING LAW. The Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Utah.

Adopted May 21, 1998

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                                   AMENDMENT 1

                 TO THE EVANS & SUTHERLAND COMPUTER CORPORATION
                             1998 STOCK OPTION PLAN

     On April 13, 1998, Evans & Sutherland Computer Corporation (the "Corporation") adopted the Evans & Sutherland Computer Corporation 1998 Stock Option Plan (the "Plan"), which was approved by the shareholders on May 21, 1998. By this instrument, the Corporation desires to amend the Plan effective as of May 20, 1999.

     1. This Amendment shall amend only those provisions specified herein and those provisions amended hereby shall remain in full force and effect.

     2. Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

          NUMBER OF SHARES. Subject to adjustment as provided in Article 9.1 below, the maximum aggregate number of shares of stock that may be subject to options under the Plan is 850,000. The shares may be authorized but unissued or reacquired shares of stock.

     3.   This Amendment shall be effective May 20, 1999.

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                                   AMENDMENT 2

                 TO THE EVANS & SUTHERLAND COMPUTER CORPORATION
                             1998 STOCK OPTION PLAN

     On April 13, 1998, Evans & Sutherland Computer Corporation (the "Corporation") adopted the Evans & Sutherland Computer Corporation 1998 Stock Option Plan (the "Plan"), which was approved by the shareholders on May 21, 1998, and amended effective as of May 20, 1999. By this instrument, the Corporation desires to amend the Plan effective as of May 17, 2000.

     1. This Amendment shall amend only those provisions specified herein and those provisions amended hereby shall remain in full force and effect.

     2. Section 4.3 of the Plan is amended by adding the following sentence to the end thereof:

          Except as provided in Section 9.1, neither the Committee, nor the Board, shall have the authority or discretion to adjust the exercise price of outstanding Options granted under the Plan, whether through an amendment of an existing Option Agreement or through the cancellation and replacement of outstanding Options.

     3. Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

          NUMBER OF SHARES. Subject to adjustment as provided in Article 9.1 below, the maximum aggregate number of shares of stock that may be subject to options under the Plan is 1,250,000. The shares may be authorized but unissued or reacquired shares of stock.

     4.   This Amendment shall be effective May 17, 2000.